Exhibit 99.1
Sovran Self Storage, Inc.
6467 Main St., Buffalo, NY  14221
(716) 633-1850

FOR IMMEDIATE RELEASE
February 13, 2012

Sovran Self Storage, Inc. Announces Changes and Additions to Executive Management Team

          Buffalo, New York, February 13, 2012 - Sovran Self Storage, Inc., (NYSE:SSS) (www.unclebobs.com/company), a self storage real estate investment trust (REIT), announced today a realignment of its executive management positions, and promotions to several of its key personnel.

          Effective March 1, 2012, David Rogers will assume the title of Chief Executive Officer.  Mr. Rogers, 56, has been with the Company since its inception in 1985, and has been its Chief Financial Officer since 1995.

          Robert Attea, who has been the Company's CEO since its IPO in June, 1995, will serve as Executive Chairman of the Board of Directors and continue to oversee the general direction of the Company.  Kenneth F. Myszka will continue in his role of President and Chief Operating Officer.

          Also effective as of March 1st, Andrew Gregoire will assume the position of Chief Financial Officer, Paul Powell will be promoted to Executive Vice President of Real Estate Investment, and Edward Killeen will be promoted to Executive Vice President of Real Estate Management.

          Mr. Attea commented, "These changes and promotions are designed to provide an orderly transition in the leadership of Sovran and a plan for the eventual succession of firm leadership.  Ken, Dave and I have worked as a close-knit team over the past 25 years, and we will continue to provide core management as we grow the Company.  We look forward to working with Andy, Paul and Ed in their new roles as senior executives."

          Mr. Gregoire, 44, is a CPA and has been Vice President of Finance at Sovran since 1998.  Prior to that he was a Senior Manager at Ernst & Young, where he had been employed for 9 years.

          Mr. Powell, 56, has been with Sovran since 1997, and has worked closely with Mr. Attea in buying and selling self storage properties for the Company's portfolio.  Prior to joining Sovran, he worked for 13 years at a self storage management firm based in Virginia.

          Mr. Killeen, 48, has also been with Sovran since 1997, and has worked with Mr. Myszka to oversee the marketing and operations of the Company's self storage facilities.  Prior to joining Sovran, Mr. Killeen had extensive retail management experience with a regional chain of apparel stores.

About Sovran Self Storage, Inc.

          Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates 445 storage facilities in twenty-five states under the name "Uncle Bob's Self Storage"®.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.